Exhibit 10.38
FINAL
MASSACHUSETTS TECHNOLOGY PARK CORPORATION
PROJECT GRANT AGREEMENT
This Project Grant Agreement (the “Agreement”) dated as of November 20, 2007, is entered into between the Massachusetts Technology Park Corporation doing business as the Massachusetts Technology Collaborative (“MTC”), an independent public instrumentality of the Commonwealth of Massachusetts and the administrator of the Massachusetts Renewable Energy Trust Fund (the “Trust”), having its principal office and place of business at 75 North Drive, Westborough, Massachuetts 01581, and Evergreen Solar, Inc., a Delaware corporation, with a principal place of business at 138 Bartlett Street, Marlborough, Massachusetts 01752 (“Grantee”) (MTC and Grantee collectively as the “Parties”).
Whereas, MTC as administrator of the Trust is offering financial assistance to Grantee in the form of a grant to help defray the costs incurred by Grantee in the design and construction of an approximately Two Hundred and Fifty Thousand (250,000) square foot solar panel manufacturing facility (the “Project”) on publicly owned land in Devens, Massachusetts (the “Premises”);
Whereas, MTC’s provision of such grant funds for use on the Project is consistent with the statutory goals set forth in M.G.L. c.40J, and the Trust’s Direction Statement and Operating Plan, and is expected to lead to substantial economic development activity in the Commonwealth, including without limitation the retention and creation of employment, as more fully set forth in the Agreement and Attachment B; and
Whereas, MTC’s Board of Directors approved the commitment of funds to Grantee for the Project on June 28, 2007.
Now therefore, pursuant to the terms and conditions of the Agreement, MTC and Grantee agree as follows:
1. Term and Termination a) The term of this Agreement shall commence on the date that this Agreement is fully executed by the Parties (the “Effective Date”), and, unless terminated earlier pursuant to the terms of Section 1(b) and Section 6 (Events of Default), shall expire upon fulfillment of all Grantee Commitments set forth in Section 8 (Grantee’s Commitments). MTC’s obligation to disburse Grant proceeds, however, shall expire in any event on the earlier to occur of (i) the six (6) month anniversary of the date that Grantee has substantially completed the Project (which shall be the date upon which substantial completion occurs under the construction contract for the Project, and which is hereinafter referred to as “Substantial Completion”), or (ii) the last day of the thirty sixth (36th) month after the Effective Date. b) This Agreement may be terminated by either MTC or Grantee if (i) an Event of Default occurs (including the expiration of any applicable cure period) and remains outstanding as of the date of termination, (ii) the party seeking to terminate this Agreement hereunder is the Non-Defaulting Party, and (iii) the Non-Defaulting Party has not waived such Event of Default in writing.
2. The Grant Subject to the provisions of this Agreement, including without limitation the provisions of Section 5 (Payments), Section 8 (Grantee Commitments) and Section 9 (Repayment), MTC shall pay to the Grantee a maximum amount of Ten Million Dollars ($10,000,000) (the “Grant”).
3. Use of Proceeds Grantee hereby covenants and agrees that all Grant funds provided by MTC pursuant to this Agreement shall be used solely to defray the direct costs incurred by Grantee in connection with the due diligence, permitting, design and construction of the Project (hereinafter “Project Costs”), and for no other purpose.

Project Grant Agreement: Evergreen Solar, Inc.
4. Reporting Upon Grantee’s submission of invoices pursuant to Section 5, Grantee shall simultaneously provide MTC with a project status report (the “Progress Reports”), which shall include without limitation (a) a description of completed Project construction milestones, (b) the stage of the progress on construction of the Project, and (c) the status of Grantee’s meeting and maintaining the (i) Retained Positions and (ii) New Positions commitments, as defined and more fully set forth in Section 8; provided that nothing herein shall be deemed to require Grantee to disclose information that is of a proprietary nature. Grantee’s compliance with Grantee Commitments (as defined in Section 8) may be subject to continuous assessment by MTC. In furtherance of the foregoing, Grantee shall provide MTC with annual reports (the “Annual Reports), which shall include information setting forth Grantee’s compliance with, and/or variances from the Grantee Commitments. The first Annual Report shall be submitted to MTC within thirty (30) days of the first anniversary of the Effective Date and each subsequent Annual Report shall be submitted within thirty (30) days of each subsequent anniversary of the Effective Date. In the case of the Grantee Commitments set forth in Sections 8(a)-(c), the Annual Report shall include a certification from Grantee’s CEO or CFO concerning Grantee’s compliance with, and/or variances from the Grantee Commitments.
5. Invoices/Payment Schedule a) Cost Reimbursement. Grantee shall receive advances of Grant funds on a cost-reimbursement basis for Project Costs actually incurred on a “Pro-Rata” basis with all other funding types and sources being made available by the Grantee or to Grantee from MTC and other entities for the design and general construction of the Project, (collectively the “Total Project Construction Funds”). The Parties acknowledge that the total amount of MTC’s funding for the Project general construction is Ten Million Dollars ($10,000,000), comprised of the Grant (the “Total MTC Funds”). For purposes of cost reimbursement from MTC to Grantee under this Agreement, payment on a “Pro-Rata” basis means that MTC will reimburse on invoices to the extent of the ratio the Total MTC Funds bear to the Total Project Construction Funds, with MTC paying that Pro-Rata percentage of Grantee’s Project Costs for the period covering the invoice. The parties acknowledge that the estimated Project Costs and anticipated sources of the Total Project Construction Funds are to be determined and certified by the Grantee after the Effective Date and prior to the submission of the first invoice for cost-reimbursement. For the avoidance of doubt, examples of MTC’s Pro-Rata payments of Grant funds upon receipt of an invoice are set forth on the attached Attachment C. Any Grant funds that have not been disbursed to Grantee pursuant to the foregoing “Pro-Rata” funding process shall be paid to Grantee upon Substantial Completion. b) Invoices. Grantee may submit invoices for payment using the template provided by MTC. The invoice shall set forth total Project Costs incurred as of the date of the invoice, broken down into MTC’s Pro Rata share. Invoices shall provide reasonable supporting documentation to provide evidence of Project Costs actually incurred. c) Payment Terms. MTC shall pay the Grantee within thirty (30) days after receipt of a properly documented invoice, unless MTC should determine that any such payment or any part thereof is otherwise not properly payable pursuant to the terms of this Agreement (in which case MTC shall make payment with respect to any portion of such invoice that is properly payable).
6. Events of Default For the purposes of this Agreement, a “Defaulting Party” shall mean any party hereto against which the other party hereto is entitled to assert an Event of Default under this Section 6 and a “Non- Defaulting Party” shall mean with respect to the occurrence of any Event of Default (as defined below), the party to this Agreement that is not the Defaulting Party in connection with such Event of Default. For purposes of this Agreement “Event of Default” shall mean any of the following: a) Failure by the Defaulting Party to make, when due, any payment or repayment required under this Agreement if such failure is not remedied within thirty (30) calendar days after written notice of such failure is given by the other party and provided the payment or repayment is not the subject of a continuing good faith dispute; b) Material breach of any of the Defaulting Party’s obligations contained in this Agreement, including without limitation the obligations set forth in Section 8(a)-(e), which breaches are not excused by Force Majeure (as defined in Section 16) or cured within thirty (30) calendar days after written notice thereof is provided to the Non-Defaulting Party; c) Any circumstance: (i) in which the Defaulting Party makes a general assignment for the benefit of creditors as a symptom of impending bankruptcy,

Project Grant Agreement: Evergreen Solar, Inc.
(ii) in which the Defaulting Party files a petition or otherwise commences, authorizes or consents to the commencement of a proceeding or cause of action under any bankruptcy or similar law for the protection of creditors, or where such a petition is filed against Defaulting Party and is not stayed, withdrawn or dismissed within sixty (60) days after such filing, (iii) in which a court of competent jurisdiction shall determine that Defaulting Party is generally not paying its debts as such debts become due, or (iv) which results in the Defaulting Party’s insolvency or its admission that it is unable to pay its debts generally as they become due; d) The Defaulting Party’s failure to perform any material covenant or obligation set forth in this Agreement, and such failure is not excused by Force Majeure or cured within thirty (30) calendar days after written notice thereof is provided to the Non-Defaulting Party; and e) Default by the Grantee under the terms of any loan to Grantee MTC has made or participated in (an “MTC Loan”) which default is not cured within any applicable grace period shall be an Event of Default hereunder with Grantee as the Defaulting Party. In addition to any other remedy available to it under this Agreement or under applicable law, upon any occurrence of an Event of Default, the Non-Defaulting Party shall be entitled to suspend performance of its obligations under this Agreement until the earlier of such time as (a) such Event of Default has been cured, or (b) the Non-Defaulting Party has elected to terminate this Agreement pursuant to Section 1(b). The Non-Defaulting Party may, in addition to such suspension and/or termination, initiate proceedings for an assessment of damages payable to the Non-Defaulting Party resulting from such Event of Default and/or seek any other remedies available to the Non-Defaulting Party either at law or in equity; provided that MTC’s remedies (in addition to such suspension and/or termination) upon an Event of Default by Grantee shall be limited to the right to enforce the repayment and forfeiture provisions as specified in Section 9 below. Neither the preceding sentence nor any other provision of this Agreement shall restrict or otherwise limit MTC’s rights under any agreements entered into with Grantee in conjunction with an MTC Loan, including without limitation any rights to demand or accelerate repayment of any funds provided to Grantee under an MTC Loan.
7. Assignment Grantee’s rights and restrictions on the assignment or any form of transfer of any of Grantee’s interest in the Grant or this Agreement (including without limitation by merger, sale of assets or corporate reorganization) shall be governed by the same terms and conditions permitting and/or restricting assignments of Grantee’s leasehold interest as set forth in Article 10 of that certain Ground Lease entered into by and between Grantee and the Massachusetts Development Finance Agency (“MassDevelopment”), dated November 2007.
8. Grantee’s Commitments Grantee acknowledges that the Grant is conditioned on Grantee’s meeting and maintaining the following commitments (collectively the “Grantee Commitments”), and Grantee therefore agrees and covenants that it shall: a) Maintain a general business presence in Massachusetts for a period of five (5) years, commencing on Substantial Completion. For purposes of this Agreement, Grantee shall be deemed to be maintaining a general business presence in Massachusetts so long as Grantee maintains its corporate headquarters, its primary United States based research and development operations, and its primary United States based manufacturing operations in Massachusetts. b) (i) create 350 net new jobs in Massachusetts within two (2) years of the Effective Date (the “New Positions”), (ii) maintain the New Positions in Massachusetts over the immediately subsequent five (5) year period, and (iii) retain at least 310 of its existing jobs in Massachusetts (the “Retained Positions”) for a seven (7) year period commencing on the Effective Date. For purposes of this Agreement, the term “job” (wherever it may appear in this Agreement, either on its own, in a defined term, in upper or lower case) means a Massachusetts-based full-time equivalent employee on Grantee’s payroll; c) Employ a preference to use Massachusetts-based contractors in the construction of the Project, but Grantee shall not be required to employ a certain quota or percentage of Massachusetts based contractors. On or within 30 days of the Effective Date of this Agreement, Grantee will present MTC with a preliminary list of possible construction contractors, which may be modified from time to time during the Project by the Grantee, and provided that nothing herein shall be deemed to require MTC’s approval of any contractors; d) Employ a preference for equipment manufactured or assembled by Massachusetts companies, but Grantee shall not be obligated to purchase any quota or percentage of equipment from Massachusetts companies. On or within 30 days of the

Project Grant Agreement: Evergreen Solar, Inc.
Effective Date of this Agreement, Grantee will present MTC with a preliminary list of possible equipment manufacturers, which may be modified from time to time during the Project by the Grantee, and provided that nothing herein shall be deemed to require MTC’s approval of any equipment manufacturers; and e) Not be or become a “Prohibited Person.” For the purposes of this Agreement a “Prohibited Person” is any person or entity which is, or in which a direct or indirect owner of 10% or more of the beneficial interest is, (X) in breach or violation of a written contract with the Commonwealth or MTC as to which more than $5,000,000 is at issue and the entity is not contesting the breach or violation or the Commonwealth or MTC has obtained at least an initial finding or determination in its favor which has not been overruled as to the principal matter at issue from a court, arbitrator or other tribunal with jurisdiction, (Y) delinquent to the extent of $1,000,000 or more in the payment of any state or local taxes assessed by or in the Commonwealth or (Z) a person or entity as to which it is illegal for MTC to do business with under state or federal law. Notwithstanding the foregoing, however, the acquisition of 10% or more of the stock of the Grantee on a recognized stock exchange or in the open market without the intervention, support or consent of the Grantee shall not cause Grantee to be or become a Prohibited Person.
9. Repayment Provisions a) Grantee acknowledges and agrees that it shall repay the full amount of the Grant (without interest), excluding any theretofore “Earned Amounts” (as that term is defined in Section 9(b)(ii) below and used in the examples set forth on Exhibit B), if it fails to comply with the Grantee Commitments set forth in Section 8(a), such repayment to be due and payable to MTC within thirty (30) days of Grantee’s receipt of written notice from MTC demanding such repayment due to Grantee’s failure to comply. b) (i) Grantee shall have eight (8) years following the Effective Date to create 2,300 new “Job Years.” A “Job Year” shall be defined as each Job (as defined in Section 8(b)) that was created during the year in excess of the number of “Baseline Jobs” multiplied by the number of weeks the job existed divided by 50. The term “Baseline Jobs” shall mean Three Hundred and Ten (310) jobs. Grantee shall submit to MTC, within thirty (30) days of each annual anniversary of the Effective Date, a Job Years Assessment Report containing information demonstrating the number of Job Years created as of each annual anniversary of the Effective Date. (ii) For each new Job Year created (each an “Actual Job Year” and collectively the “Actual Job Years”), Grantee shall be deemed to have earned a portion of the Grant in an amount equal to Four Thousand Three Hundred Forty Eight Dollars ($4,348.00) (the “Earned Amount”), and in an aggregate Actual Job Years amount not to exceed Ten Million Dollars ($10,000,000). All Earned Amounts shall not be subject to forfeiture. (iii) In the event that the number of Actual Job Years created on any annual anniversary of the Effective Date is less than the number of Targeted Job Years Created, as that term is set forth and applied in Attachment B for such annual anniversary date, Grantee shall forfeit to MTC a portion of the Grant in an amount equal to Four Thousand Three Hundred Forty Eight Dollars ($4,348.00) multiplied by the difference between (A) the number of Targeted Job Years Created as specified in Attachment B for such annual anniversary date and (B) the number of Actual Job Years created by such annual anniversary date (the “Forfeiture Amount”). Grantee shall pay MTC any Forfeiture Amount within thirty days of Grantee’s receipt of written notification from MTC, provided that any Forfeiture Amount due hereunder on account of the number of Actual Job Years created within the first two (2) annual anniversaries of the Effective Date shall be deferred and paid upon the first day of the third (3rd) year after the Effective Date and in no case shall the total Forfeiture Amount exceed $10 million less any previously earned amounts. In addition, Grantee shall not be obligated to pay any Forfeiture Amount or otherwise repay any of the Grant funds after such time as the Grantee has achieved the creation of 2,300 Job Years, as set forth on Attachment B. (iv) Notwithstanding the foregoing, in the event that a Forfeiture Amount is determined to be payable hereunder, and in any subsequent annual period the number of Actual Job Years created by any annual anniversary of the Effective Date exceeds the number of Targeted Job Years Created by such annual anniversary date, MTC shall re-pay Grantee a portion of the Forfeiture Amount in an amount equal to Four Thousand Three Hundred Forty Eight Dollars ($4,348.00) multiplied by the number of Actual Job Years created by such annual anniversary date in excess of the Targeted Job Years Created by such annual anniversary date (the “Re-Payment Amount”). Furthermore, in the event Grantee achieves on a cumulative basis the creation of 2300 Job Years on or before

Project Grant Agreement: Evergreen Solar, Inc.
the last day of the 8th year after the Effective Date, MTC shall pay back to Grantee any and all Forfeiture Amounts previously paid by Grantee to MTC (the “True-Up Amount”). Any Re-Payment Amount and/or True-Up Amount shall not exceed the aggregate of all Forfeiture Amounts previously paid by Grantee to MTC. MTC shall re-pay Grantee any Re-Payment Amount and/or True-Up Amount within thirty days of MTC’s receipt of written notification from Grantee. c) All of the provisions of the foregoing Section 9(b) notwithstanding, Grantee shall not be required to pay any Forfeiture Amount or otherwise repay any of the Grant funds to MTC due to any failure to fulfill Grantee Commitments that directly result from an event of Force Majeure as defined in Section 16, and Grantee shall have the right at any time to apply to MTC for full or partial waiver or modification or extension of time to meet Grantee Commitments. Any decision to waive, modify or extend such time frames shall be in the sole exercise of MTC’s discretion. d) In the event Grantee becomes a Prohibited Person as defined in Section 8(e), MTC may declare an Event of Default hereunder and cease making any further Grant advances and any MTC Loan shall be deemed to be in default and MTC may exercise any other remedies available to it under the MTC Loan agreement.
10. Nondiscrimination The Grantee agrees to comply with all applicable Federal and State statutes, rules and regulations promoting fair employment practices or prohibiting employment discrimination and unfair labor practices and shall not discriminate in the hiring of any applicant for employment nor shall any qualified employee be demoted, discharged or otherwise subject to discrimination in the tenure, position, promotional opportunities, wages benefits or terms and conditions of their employment because of race, color, national origin, ancestry, age, sex, religion, disability, handicap, sexual orientation, or for exercising any rights afforded by law.
11. Indemnification and Insurance a) To the fullest extent permitted by law, Grantee shall indemnify and hold harmless the Commonwealth, MTC, and each of their respective agents, officers, directors and employees (together with the Commonwealth and MTC, the “Covered Persons”) from and against any and all liability, loss, claims, damages, fines, penalties, costs and expenses (including reasonable attorney’s fees), judgments and awards (collectively, “Damages”) sustained, incurred or suffered by or imposed upon any Covered Person resulting from (i) any breach of this Agreement, or (ii) any negligent acts or omissions or reckless misconduct of Grantee in connection with construction of the Project or otherwise. Without limiting the foregoing, Grantee shall indemnify and hold harmless each Covered Person against any and all Damages that may arise out of or are imposed because of the failure to comply with the provisions of applicable law by Grantee or any of its agents, officers, directors, employees or subcontractors. The foregoing notwithstanding, Grantee shall not be liable for (i) any Damages sustained, incurred or suffered by or imposed upon any Covered Person resulting from any negligent acts or omissions or reckless misconduct of the Commonwealth or MTC or any other Covered Person, and (ii) except for liability for death or personal injury caused by the negligence or willful misconduct of the Grantee or its agents, including without limitation its contractor for construction of the Project, or for claims of infringement of a third party’s intellectual property by Grantee, the aggregate liability of Grantee under this Agreement shall not exceed the greater of the amount of the Grant or the amount recovered under any applicable insurance coverage. b) In no event shall either party be liable for any indirect, incidental, special or consequential damages whatsoever (including but not limited to lost profits or interruption of business), whether arising out of or related to Grantee’s construction of the Project under this Agreement or otherwise. Notwithstanding the foregoing, the parties acknowledge and agree that MTC as a public entity has an overriding policy of not providing financial or other assistance of any kind from its limited public resources to Prohibited Persons for any period of time. The parties agree and stipulate that any forfeiture of Grantee’s right to receive additional disbursements of Grant funds to the extent provided for herein if Grantee should voluntarily be or become a Prohibited Person is reasonable in light of the irreparable harm MTC would suffer. c) Grantee hereby agrees to maintain a program of insurance and/or self-insurance which is prudent and adequate to address any claim or liability which may arise out of Grantee’s construction of the Project and performance of its obligations pursuant to this Agreement.

Project Grant Agreement: Evergreen Solar, Inc.
12. Public Records As a public entity, MTC is subject to the Massachusetts Public Records Law (set forth at Massachusetts General Laws Chapter 66) and thus documents and other materials made or received by MTC and/or its employees are subject to public disclosure. All information received by MTC shall be deemed to be subject to public disclosure, except as otherwise provided in the procedures set forth in Attachment A hereto. By signing this Agreement, Grantee acknowledges, understands and agrees that the procedures set forth in Attachment A are applicable to any documents submitted by Grantee to MTC, including but not limited to any acknowledgements set forth therein, and that Grantee shall be bound by these procedures.
13. Document Review Rights MTC will have the right to review Grantee’s or its other agents’ records to the extent necessary to confirm that Grantee is in compliance with the Use of Proceeds provision, at any time from the Effective Date through the end of the Retention Period, as defined below herein, provided that nothing herein shall be deemed to permit MTC to review any records that contain information of a proprietary nature to Grantee. If such review reveals that any portion of the Grant was utilized for purposes not permitted under this Agreement, then Grantee shall refund to MTC the amount determined by such review within thirty (30) days of Grantee’s receipt of such demand. Grantee shall maintain books, records, and other compilations of data pertaining to the Grant payments made under this Agreement to the extent and in such detail as shall properly substantiate use of such payments. All such records shall be kept for a period commencing on the Effective Date and terminating seven (7) years after payment of the final advance of Grant proceeds under this Agreement (the “Retention Period”). If any litigation, claim, negotiation, audit or other action involving the records is commenced prior to the expiration of the Retention Period, all records shall be retained until completion of the audit or other action and resolution of all issues resulting therefrom, or until the end of the Retention Period, whichever is later. MTC or the Commonwealth or any of their duly authorized representatives shall have the right at reasonable times and upon reasonable notice, to examine and copy at reasonable expense, the books, records, and other compilations of data of the Grantee which pertain to the Project and/or the provisions and requirements of this Agreement from the Effective Date through the end of the Retention Period. Such access may include on-site audits, review and copying of records.
14. Lobbying No Grant funds may be used to pay for or otherwise support any activities intended to influence any matter pending before the Massachusetts General Court or for activities covered by the law and regulations governing “legislative agents” or “executive agents” set forth in the Massachusetts Lobbying Law, M.G.L. c.3, §39.
15. Choice of Law This Agreement shall be construed under, and governed by, the laws of the Commonwealth of Massachusetts, without giving effect to its conflict of laws principles. The Grantee agrees to bring any Federal or State legal proceedings arising under this Grant in which the Commonwealth or MTC is a party in a court of competent jurisdiction within the Commonwealth of Massachusetts. This Section shall not be construed to limit any other legal rights of the parties.
16. Force Majeure Neither party shall be liable to the other, or be deemed to be in breach of this Agreement for any failure or delay in rendering performance arising out of causes beyond its reasonable control and without its fault or negligence (“Force Majeure”). Such causes may include, but are not limited to, acts of God or of a public enemy (including terrorist attacks), fires, floods, epidemics, quarantine restrictions, freight embargoes, or unusually severe weather. Except as otherwise provided in this Agreement, dates or times of performance, including limits set on making advances of Grant funds, shall be extended to the extent of delays excused by Force Majeure, provided that the party whose performance is affected notifies the other promptly in writing of the existence and nature of such delay. Nothing in this Section 16 shall be deemed to apply to MTC’s obligation to advance Grant funds as and when due pursuant to the terms of Section 5 of this Agreement.

Project Grant Agreement: Evergreen Solar, Inc.
17. Waivers Conditions, covenants, duties and obligations contained in this Agreement may be waived only by written agreement between the parties. Forbearance or indulgence in any form or manner by a party shall not be construed as a waiver, nor in any way limit the remedies available to that party.
18. Notice Any notice under this Agreement shall be in writing and shall be sent either (i) by facsimile, (ii) by courier, or (iii) by first class mail, postage, prepaid, to the address as set forth below (or to such other address as a party may provide by notice to the party pursuant to this Section), and shall be effective (i) if dispatched by facsimile and delivery is electronically confirmed by said media, the day such electronic confirmation is received, (ii) if sent by courier, one business day after dispatch, (iii) if sent by first class mail, five business days after its date of posting. The address for such notice for each party is as follows:
If to MTC: Massachusetts Technology Collaborative 75 North Drive Westborough, MA 01581 508/870-0312 (phone) 508/898-2275 (fax) Attn: Jeanne M. Napolitano, Grants & Contracts Administrator (napolitano@masstech.org)
If to Grantee: Evergreen Solar, Inc. 138 Bartlett Street Marlborough, MA 01752 508/357-2221 (phone) 508/.229.0747 (fax) Attn:
19. Amendments, Entire Agreement and Attachments All conditions, covenants, duties and obligations contained in the Agreement may be amended only through a written amendment signed by the parties. The parties understand and agree that this Agreement supersedes all other verbal and written agreements and negotiations by the parties regarding the matters contained herein. The following are attached and incorporated into this Agreement:
i. Attachment A – MTC’s Sensitive Information Policy and Procedures
ii. Attachment B – Jobs Target Schedule
iii. Attachment C – Pro-Rata Payment Calculation

The Massachusetts Technology Park Corporation
d/b/a Massachusetts Technology Collaborative	Evergreen Solar, Inc.

By:	By:
Name: Mitchell Adams	Name:
Title: Executive Director	Title:
Date:	Date:

Project Grant Agreement: Evergreen Solar, Inc.
Attachment A
The Massachusetts Technology Collaborative Policy And Procedures
Regarding Submission Of “Sensitive Information”
The Massachusetts Technology Collaborative, the Massachusetts Renewable Energy Trust which it administers, and John Adams Innovation Institute (collectively referred to herein as “MTC”) are subject to the requirements concerning disclosure of public records under the Massachusetts Public Records Act, M.G.L. c. 66 (the “Public Records Act”), which governs the retention, disposition and archiving of public records. For purposes of the Public Records Act, “public records” include all books, papers, maps, photographs, recorded tapes, financial statements, statistical tabulations, or other documentary materials or data, regardless of physical form or characteristics, made or received by MTC. As a result, any information submitted to MTC by a grant applicant, recipient grantee, respondent to a request for response (including, but not limited to an RFQ, RFP and RFI), contractor, or any other party (collectively the “Submitting Party”) is subject to public disclosure as set forth in the Public Records Act.
The foregoing notwithstanding, “public records” do not include certain materials or data which fall within one of the specifically enumerated exemptions set forth in the Public Records Act or in other statutes, including MTC’s enabling act, M.G.L. Chapter 40J. One such exemption that may be applicable to documents submitted by a Submitting Party is for any documentary materials or data made or received by MTC that consists of trade secrets or commercial or financial information regarding the operation of any business conducted by the Submitting Party, or regarding the competitive position of such Submitting Party in a particular field of endeavor (the “Trade Secrets Exemption”).
It is MTC’s expectation and belief that the overwhelming percentage of documents it receives from a Submitting Party does not contain any information that would warrant an assertion by MTC of an exemption from the Public Records Act. Submitting Parties should therefore take care in determining which documents they submit to MTC, and should assume that all documents submitted to MTC are subject to public disclosure without any prior notice to the Submitting Party and without resort to any formal public records request.
In the event that a Submitting Party wishes to submit certain documents to MTC and believes such a document or documents may be proprietary in nature and may fall within the parameters of the Trade Secrets Exemption and/or some other applicable exemption, the following procedures shall apply:
1. At the time of the Submitting Party’s initial submission of documents to MTC, the Submitting Party must provide a cover letter, addressed to MTC’s General Counsel, indicating that it is submitting documents which it believes are exempt from public disclosure, including a description of the specific exemption(s) that the Submitting Party contends is/are applicable to the submitted materials, a precise description of the type and magnitude of harm that would result in the event of the documents’ disclosure, and a specific start date and end date within which the claimed exemption applies. If different exemptions, harms and/or dates apply to different documents, it is the Submitting Party’s responsibility and obligation to provide detailed explanations for each such document.
2. At the time of the Submitting Party’s initial submission of documents to MTC, the Submitting Party must also clearly and unambiguously identify each and every such document that it contends is subject to an exemption from public disclosure as “Sensitive Information.” It is the Submitting Party’s responsibility and obligation to ensure that all such documents are sufficiently identified as “Sensitive Information,” and Submitting Party’s designation must be placed in a

Project Grant Agreement: Evergreen Solar, Inc.
prominent location on the face of each and every document that it contends is exempt from disclosure under the Public Records Act.
Information Submitted to MTC in any form other than a hard copy document will not be subject to the procedures set forth in this Policy. For example, information submitted by e-mail, facsimile and/or verbally will not be subject to these procedures and may be disclosed at any time without notice to the Submitting Party.
3. Documents that are not accompanied by the written notification to MTC’s General Counsel or are not properly identified by the Submitting Party as “Sensitive Information” at the time of their initial submission to MTC are presumptively subject to disclosure under the Public Records Act, and the procedures for providing the Submitting Party with notice of any formal public records request for documents, as set forth below, shall be inapplicable.
4. At the time MTC receives documents from the Submitting Party, any such documents designated by Submitting Party as “Sensitive Information” shall be segregated and stored in a secure filing area when not being utilized by appropriate MTC staff. By submitting a grant application, request for response, or any other act that involves the submission of information to MTC, the Submitting Party certifies, acknowledges and agrees that (a) MTC’s receipt, segregation and storage of documents designated by Submitting Party as “Sensitive Information” does not represent a finding by MTC that such documents fall within the Trade Secrets Exemption or any other exemption to the Public Records Act, or that the documents are otherwise exempt from disclosure under the Public Records Act, and (b) MTC is not liable under any circumstances for the subsequent disclosure of any information submitted to MTC by the Submitting Party, whether or not such documents are designated as “Sensitive Information” or MTC was negligent in disclosing such documents.
5. In the event that MTC receives an inquiry or request for information submitted by a Submitting Party, MTC shall produce all responsive information without notice to the Submitting Party. In the event that the inquiry or request entails documents that the Submitting Party has previously designated as “Sensitive Information” in strict accordance with this Policy, the inquiring party shall be notified in writing that one or more of the documents it has requested has been designated by the Submitting Party as “Sensitive Information”, and, if not already submitted, that a formal, written public records request must be submitted by the requesting party to MTC’s General Counsel for a determination of whether the subject documents are exempt from disclosure.
6. Upon the General Counsel’s receipt of a formal, written public records request for information that encompass documents previously designated by Submitting Party as “Sensitive Information”, the Submitting Party shall be notified in writing of MTC’s receipt of the public records request, and MTC may, but shall not be required to provide Submitting Party an opportunity to present MTC with information and/or legal arguments concerning the applicability of the Trade Secrets Exemption or some other exemption to the subject documents. 7. The General Counsel shall review the subject documents, the Public Records Act and the exemption(s) claimed by the Submitting Party in making a determination concerning their potential disclosure.
The General Counsel is the sole authority within MTC for making determinations on the applicability and/or assertion of an exemption to the Public Records Act. No employee of MTC other than the General Counsel has any authority to address issues concerning the status of “Sensitive Information” or to bind MTC in any manner concerning MTC’s treatment and disclosure of such documents. Furthermore, the potential applicability of an exemption to the disclosure of documents designated by the Submitting Party as “Sensitive Information” shall not require MTC to assert such an exemption. MTC’s General Counsel retains the sole discretion and authority to assert an exemption, and he may decline to exert such an exemption if, within his discretion, the public interest is served by the disclosure of any documents submitted by the Submitting Party.

Project Grant Agreement: Evergreen Solar, Inc.
8. MTC shall provide the requesting party and Submitting Party with written notice of its determination that the subject documents are either exempt or not exempt from disclosure. 9. In the event that MTC determines that the subject documents are exempt from disclosure, the requesting party may seek review of MTC’s determination before the Supervisor of Public Records, and MTC shall notify the Submitting Party in writing in the event that the requesting party pursues a review of MTC’s determination.
10. In the event the requesting party pursues a review of MTC’s determination that the documents are exempt from disclosure and the Supervisor of Public Records concludes that the subject documents are not exempt from disclosure and orders MTC to disclose such documents to the requester, MTC shall notify the Submitting Party in writing prior to the disclosure of any such documents, and Submitting Party may pursue injunctive relief or any other course of action in its discretion.
11. In the event that MTC determines that the subject documents are not exempt from disclosure or the General Counsel determines that, under the circumstances and in his discretion, MTC shall not assert an exemption, MTC shall notify the Submitting Party in writing prior to the disclosure of any such documents, and Submitting Party may pursue injunctive relief or any other course of action in its discretion.
The Submitting Party’s submission of documentation to MTC shall require a signed certification that Submitting Party acknowledges, understands and agrees with the applicability of the foregoing procedures to any documents submitted to MTC by Submitting Party at any time, including but not limited to the acknowledgements set forth herein, and that Submitting Party shall be bound by these procedures.
All documents submitted by Submitting Party, whether designated as “Sensitive Information” or not, are not returnable to Submitting Party.

Project Grant Agreement: Evergreen Solar, Inc.
Attachment B
Evergreen Grant Analysis
See Attached

Evergreen — Grant Analysis

		Job-Years if
Year	Target	Target Achieved
1	360	50
2	510	200
3	610	300
4	660	350
5	660	350
6	660	350
7	660	350
8	660	350

Total Job Years		2300

Grant Amount		$10,000,000
Amount per Job Year		$4,348	GrantAmount/JobYears
Baseline Jobs (to be retained)		310
EXAMPLES

Year	1	2	3	4	5	6	7	8	Total
Example 1
Actual Job Years Reported	660	660	800	800	750	750	750	750

Targeted Job Years Created Above Baseline	50	200	300	350	350	350	350	350	2300
Less Actual Job Years Created Above Baseline	350	350	490	490	440	440	440	440	3440

Variance from Target	300	150	190	140	90	90	90	90	1140

Job Years Earned (not to exceed 2,300)	350	350	490	490	440	180	0	0
Cumulative Job Years Earned	350	700	1190	1680	2120	2300	2300	2300

Job Years Forfeited	0	0	0	0	0	0	0	0
Cumulative Job Years Forfeited	0	0	0	0	0	0	0	0

Earnings
Actual Job Years Earned	350	350	490	490	440	180	—	—	2,300
Multiplied by Amount/Job Year	$4,348	$4,348	$4,348	$4,348	$4,348	$4,348	$4,348	$4,348	$4,348

Total Earned Amount	$1,521,739	$1,521,739	$2,130,435	$2,130,435	$1,913,043	$782,609	$0	$0	$10,000,000

Forfeitures*
Job Years Forfeited	—	—	—	—	—	—	—	—	—
Multiplied by Amount/Job Year	$4,348	$4,348	$4,348	$4,348	$4,348	$4,348	$4,348	$4,348	$4,348

Total Forfeited Amount	$0	$0	$0	$0	$0	$0	$0	$0	$0

Cumulative Earned Amount	$1,521,739	$3,043,478	$5,173,913	$7,304,348	$9,217,391	$10,000,000	$10,000,000	$10,000,000
Cumulative Forfeited Amount	$0	$0	$0	$0	$0	$0	$0	$0

*	NOTE: A positive forfeiture amount indicates a previously forfeited amount that MTC will return to Evergreen

Example 2
Actual Job Years Reported		310		400		510		600		660		670		700		700

Targeted Job Years Created Above Baseline		50		200		300		350		350		350		350		350		2300
Less Actual Job Years Created Above Baseline		0		90		200		290		350		360		390		390		2070

Variance from Target		-50		-110		-100		-60		0		10		40		40		-230

Job Years Earned (not to exceed 2,300)		0		90		200		290		350		360		390		390
Cumulative Job Years Earned		0		90		290		580		930		1290		1680		2070

Job Years Forfeited		-50		-110		-100		-60		0		10		40		40
Cumulative Job Years Forfeited		-50		-160		-260		-320		-320		-310		-270		-230

Earnings
Actual Job Years Earned		—		90		200		290		350		360		390		390		2,070
Multiplied by Amount/Job Year		$4,348		$4,348		$4,348		$4,348		$4,348		$4,348		$4,348		$4,348		$4,348

Total Earned Amount		$0		$391,304		$869,565		$1,260,870		$1,521,739		$1,565,217		$1,695,652		$1,695,652		$9,000,000

Forfeitures*
Job Years Forfeited		(50)		(110)		(100)		(60)		—		10		40		40		(230)
Multiplied by Amount/Job Year		$4,348		$4,348		$4,348		$4,348		$4,348		$4,348		$4,348		$4,348		$4,348

Total Forfeited Amount	-$	217,391	-$	478,261	-$	434,783	-$	260,870		$0		$43,478		$173,913		$173,913	-$	1,000,000

Cumulative Earned Amount		$0		$391,304		$1,260,870		$2,521,739		$4,043,478		$5,608,696		$7,304,348		$9,000,000
Cumulative Forfeited Amount	-$	217,391	-$	695,652	-$	1,130,435	-$	1,391,304	-$	1,391,304	-$	1,347,826	-$	1,173,913	-$	1,000,000

*	NOTE: A positive forfeiture amount indicates a previously forfeited amount that MTC will return to Evergreen

Example 3
Actual Job Years Reported		310	660	660	661		659		660		660		660

Targeted Job Years Created Above Baseline		50	200	300	350		350		350		350		350		2300
Less Actual Job Years Created Above Baseline		0	350	350	351		349		350		350		350		2450

Variance from Target		-50	150	50	1		-1		0		0		0		150

Job Years Earned (not to exceed 2,300)		0	350	350	351		349		350		350		200
Cumulative Job Years Earned		0	350	700	1051		1400		1750		2100		2300

Job Years Forfeited		-50	50	0	0		-1		0		0		0
Cumulative Job Years Forfeited		-50	0	0	0		-1		-1		-1		-1

Earnings
Actual Job Years Earned		—	350	350	351		349		350		350		200		2,300
Multiplied by Amount/Job Year		$4,348	$4,348	$4,348	$4,348		$4,348		$4,348		$4,348		$4,348		$4,348

Total Earned Amount		$0	$1,521,739	$1,521,739	$1,526,087		$1,517,391		$1,521,739		$1,521,739		$869,565		$10,000,000

Forfeitures*
Job Years Forfeited		(50)	50	—	—		(1)		—		—		—		(1)
Multiplied by Amount/Job Year		$4,348	$4,348	$4,348	$4,348		$4,348		$4,348		$4,348		$4,348		$4,348

Total Forfeited Amount	-$	217,391	$217,391	$0	$0	-$	4,348		$0		$0		$0	-$	4,348

True — Up Payment (in the event that Grantee achieves the creation on a cumulative basis of 2300 Job Years on or before the last day of the 8th year following the Effective Date, MTC shall pay back to Grantee any and all amounts previously paid by Recipient to MTC as Forfeiture Amounts)															$4,348

Cumulative Earned Amount		$0	$1,521,739	$3,043,478	$4,569,565		$6,086,957		$7,608,696		$9,130,435		$10,000,000
Cumulative Forfeited Amount	-$	217,391	$0	$0	$0	-$	4,348	-$	4,348	-$	4,348	-$	4,348

*	NOTE: A positive forfeiture amount indicates a previously forfeited amount that MTC will return to Evergreen;

Project Grant Agreement: Evergreen Solar, Inc.
Attachment C
Example 1
Total Project Construction Funds = $50,000,000

MTC Grant	$10,000,000	20%
Company Equity	40,000,000	80%

Invoice :	$1,000,000
Grant Draw	$200,000	(20%)
Company Funds Draw	800,000	(80%)
Example 2
Total Project Construction Funds = $60,000,000

MTC Grant	$10,000,000
Bank Loan	$25,000,000
Company Equity	$25,000,000

Invoice:	$1,000,000
Grant Draw:	$166,667
Bank Draw & Company Equity*	$833,333	*

Ratio to be negotiated between Co. and party lending for construction